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                         [BDO SEIDMAN, LLP LETTERHEAD]



November 2, 1998



Dyna Group International, Inc.
1661 S. Seguin Street
New Braunfels, Texas 78130

and

Padgett, Stratemann & Co., L.L.P.
1635 N.E. Loop 410, Suite 700
San Antonio, Texas 78209-1684

Gentlemen:

We have previously audited, in accordance with generally accepted auditing standards, the December 31, 1997, financial statements of Dyna Group International, Inc. (DGI). We rendered a report on those financial statements and have not performed any audit procedures since the audit report date. You have requested that we allow Padgett, Stratemann & Co., L.L.P. (PS & Co.), as successor accountants for DGI, access to our workpapers prepared in connection with that audit. Subject to the following, we will allow PS & Co. access to our workpapers, other than certain workpapers we consider proprietary to BDO Seidman, LLP.

Our audit, and the workpapers prepared in connection therewith, of DGI's financial statements was not planned or conducted in contemplation of your review. Therefore, items of possible interest to you may not have been specifically addressed. Our use of professional judgement and the assessment of materiality for the purpose of our audit means that matters may have existed that would have been assessed differently by you. We make no representation as to the sufficiency or appropriateness of the information in our workpapers for your purposes.

We understand that the purpose of PS & Co.'s review is to obtain information about DGI and our 1997 audit results to assist PS & Co. in planning its 1998 audit of DGI. For that purpose only, we will provide PS & Co. access to our workpapers which relate to that objective.

Because PS & Co.'s review of our workpapers is undertaken solely for the purpose described above, and will not entail a review of all of our workpapers, PS & Co. agrees that (a) it is unable to, and will not, comment orally or in writing to anyone as a result of that review as to whether our audit was performed in accordance with generally accepted auditing standards, and (b) it will not provide expert testimony or litigation support services involving issues relating to the quality of our audit. Furthermore, PS & Co. agrees that it does not intend to use the audit results documented in our workpapers as audit evidence in rendering its opinion on the 1998 financial statements of DGI, except as contemplated in Statement on Auditing Standards No. 84.
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[BDO LOGO]                                        Dyna Group International, Inc.
                                               Padgett, Stratemann & Co., L.L.P.
                                                                November 2, 1998
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Upon request and reimbursement of associated costs, copies will be provided to
PS & Co. of those workpapers that provide factual information about DGI. PS &
Co. agrees to subject any such copies or information otherwise derived from our workpapers to its normal policy for retention of working papers (if more restrictive retention is requested, so describe) and protection client confidential information. PS & Co. agrees to advise us promptly of and, in any event, in advance of compliance with, any request by subpoena or court order for access to its workpapers that include copies of our workpapers or information otherwise derived therefrom.

Please confirm your agreement with the foregoing by signing and dating a copy of this letter and returning it to us.

Very truly yours,

/s/ BDO SEIDMAN, LLP

The foregoing is accepted:

By: /s/ ROGER R. TUTTLE                      Date:     11-2-98
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        Roger R. Tuttle



Padgett, Stratemann & Co., L.L.P.


By:                                          Date:
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